Supplement No. 4 Dated January 7, 2015 (To Prospectus dated April 29, 2014)	Rule 424(b)(3) Registration No. 333-189337

DELMAR PHARMACEUTICALS, INC.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated April 29, 2014 and as supplemented and amended to date (“Prospectus”), of DelMar Pharmaceuticals, Inc. This Supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus.

The information included in this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page 2 of the prospectus dated April 29, 2014, for risk factors and information you should consider before you purchase shares.

Recent Developments

On December 31, 2014, the Company entered into separate warrant exchange agreements with each of certain holders of Investor Warrants.  Pursuant to the exchange agreements, on December 31, 2014, the Company issued an aggregate of 414,889 shares of common stock to these holders from the exchange of 1,244,666 Warrants.

The selling stockholders who exchanged their Investor Warrants pursuant to the Exchange Agreement consisted of the following:

	Number of Investor Warrants Surrendered	Number of Investor Warrants Remaining

Scott Anderson	125,000	-
Richard Todd Gross	125,000	-
Craig Fielder	150,000	-
John D Marx	59,241	-
Deck F Couch	36,000	-
Martin Johnston	588	-
George C Christensen	57,625	-
Carey Christensen Inc.	13,500	-
DCG & T TTEE George C. Christensen IRA	78,125	-
Jennifer Warneke	2,500	-
David Barry	23,750	-
Janet Gargiulo	10,962	-
Brian & Debbie Keller	14,250	-
Michael Ravallo	125,000	-
DCG & T TTE FBO Michael Ravallo ROTH IRA	125,000	-
Marc Sidoti	250,000	-
William Nowlin	48,125	-